Exhibit 99.1

For Immediate Release

FST Receives Notice from Amex of Noncompliance with Amex Listing Requirements

Mystic, CT (October 15, 2007) - On October 12, 2007, Flight Safety Technologies, Inc. (AMEX: FLT) received notice from the American Stock Exchange indicating that the Company is below certain of the Amex's continued listing standards as set forth in Section 1003 of the Amex Company Guide in that the shareholders' equity of the Company of $3.626 million as of May 31, 2007 and $2.803 million as of August 31, 2007 were below the Amex requirement of $4 million, and the Company has incurred losses from continuing operations in its last four consecutive fiscal years. The Amex has afforded the Company the opportunity to submit a plan of compliance to the Amex by November 12, 2007 that demonstrates the Company's ability to regain compliance with these requirements by April 12, 2009. If the Company does not submit a plan or if the plan is not accepted by the Amex, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Amex Company Guide. The Company intends to submit its plan of compliance to Amex on or before November 12, 2007, although it can make no assurance as to whether or when Amex will accept such plan.

About Flight Safety Technologies, Inc.

Flight Safety Technologies, Inc. is a development stage company pursuing advanced technologies aimed at enhancing safety, security and efficiency for the aviation industry. These new technologies include AWSM™, SOCRATES®, UNICORN™ and TIICM™. The Aircraft Wake Safety Management (AWSM™) system is being developed to provide a total airport system solution to the need for increased airport capacity with enhanced safety. SOCRATES® is an airport based laser acoustic sensor for the detection and tracking of wake vortex turbulence. UNICORN™ is an airborne radar for collision avoidance using state of the art components to achieve low cost, small size and light weight. TIICM™ is an airborne passive countermeasure initiative to protect airliners against the threat of certain terrorist missile attacks.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements identified by the use of words such as should, believes, plans, goals, expects, may, will, objectives, missions, or the negative thereof, other variations thereon or comparable terminology. Such statements are based on currently available information which management has assessed but which is dynamic and subject to rapid change due to risks and uncertainties that affect our business, including, but not limited to, the outcome of pending class action litigation alleging violations of federal securities laws, pending litigation challenging our rights to TIICM™, whether the government will implement WVAS at all or with the inclusion of a SOCRATES® wake vortex sensor, the impact of competitive products and pricing, limited visibility into future product demand, slower economic growth generally, difficulties inherent in the development of complex technology, new products sufficiency, availability of capital to fund operations, research and development, fluctuations in operating results, and other risks detailed from time to time in Flight Safety Technologies, Inc.'s filings with the Securities and Exchange Commission. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and should be considered forward looking statements. Forward looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

Contacts:
Samuel Kovnat
Chairman and CEO
Flight Safety Technologies, Inc.
(860) 245-0191